Exhibit 99.1

For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Holds Annual Meeting, Honors Retirees,
Elects New Board Members

Morrisville, VT May 25, 2011 - Union Bankshares, Inc. (NASDAQ - UNB) today announced the results of voting at the Company's annual meeting of stockholders held on May 18, 2011. Approximately 85% of the Company's outstanding shares of stock were represented at the meeting. Incumbent directors Cynthia D. Borck, Steven J. Bourgeois, Kenneth D. Gibbons, John H. Steele, Schuyler W. Sweet and Neil J. Van Dyke were reelected to a one-year term. Timothy W. Sargent, a current director of Union Bank, a subsidiary of Union Bankshares, Inc., and David S. Silverman, President of Union Bankshares, Inc. and Union Bank as well as a current director of Union Bank, were elected for the first time by the shareholders to the Union Bankshares, Inc. Board of Directors. Kenneth D. Gibbons, Chief Executive Officer of Union Bankshares, Inc. and Union Bank was named Chairman of the Board. Election of directors was by plurality vote.

Directors Richard C. Sargent and Robert P. Rollins retired from their positions as directors of Union Bankshares, Inc. as they had reached the mandatory retirement age. Richard Sargent retires from the board as Chair and as Chair of the Compensation Committee. He had given 34 years in service. Robert Rollins retires from serving on the Compensation and Audit Committees and had given 28 years of service to Union Bankshares, Inc. The board is grateful to both men for the wisdom, community relationships and mentoring they brought to their positions.

The stockholders also ratified the selection of the firm of Berry, Dunn, McNeil & Parker as the Company's external auditors for 2011.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of March 31, 2011, the Company had approximately $460 million in consolidated assets compared to $440 million at March 31, 2010. The Company operates 13 banking offices, a loan center and 29 ATM facilities in Vermont; a branch and ATM in Littleton, New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.